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                                                                       EXHIBIT 5

                              Dewey Ballantine LLP
                           1301 Avenue of the Americas
                               New York, NY 10019

                                               January 14, 1998

N2K Inc.
55 Broad Street
26th Floor
New York, New York 10004

Gentlemen:

      On or about January 14, 1998, N2K Inc. (the "Company") will file with the Securities and Exchange Commission its Registration Statement ("Registration Statement") on Form S-8. The Registration Statement covers 1,500,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), that may be issued by the Company in connection with the Company's 1996 Employee Stock Purchase Plan (the "Plan").

      With respect to the Company and shares of its Common Stock, we are of the opinion that:

      A. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

      B. The 1,500,000 shares of Common Stock referred to above:

                  (i) are duly authorized; and

                  (ii) will be validly issued and outstanding, fully paid and nonassessable upon issuance in accordance with the terms and subject to the conditions of the Plan.

      In arriving at the foregoing opinion, we have examined corporate records, plans, agreements and other documents of the Company.

      We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                            /s/ Dewey Ballantine LLP
                                            DEWEY BALLANTINE LLP